Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

NextNRG, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Other(2)	22,250,000	(3)	$2.77	(4)	$61,632,500	$153.10 per $1,000,000 of the proposed maximum aggregate offering price	$9,435.94
Total Offering Amounts							$61,632,500		$9,435.94
Total Fee Offsets									-
Net Fee Due									$9,435.94

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this Registration Statement as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Rule 457(c) and Rule 457(h).
(3)	Represents maximum number of shares of the issuer’s common stock issuable pursuant to the NextNRG, Inc. 2023 Equity Incentive Plan, as amended.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. Based on the average of high ($3.03) and low ($2.50) sale prices of the common stock, as reported on The Nasdaq Capital Market on April 4, 2025, which date is within five business days prior to filing this registration statement, and rounded up to $2.77 solely for purposes of calculating the registration fee.